Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of October 15, 2024, by and among Cohen Circle Sponsor I, LLC, Cohen Circle Advisors I, LLC, Betsy Z. Cohen and Amanda Abrams (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Cohen Circle Acquisition Corp. I relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Dated: October 15, 2024	COHEN CIRCLE SPONSOR I, LLC

/s/ Betsy Z. Cohen
Name: Betsy Z. Cohen
Title: Manager

Dated: October 15, 2024	COHEN CIRCLE ADVISORS I, LLC

/s/ Betsy Z. Cohen
Name: Betsy Z. Cohen
Title: Manager

Dated: October 15, 2024
/s/ Betsy Z. Cohen
Betsy Z. Cohen

Dated: October 15, 2024
/s/ Amanda Abrams
Amanda Abrams